Exhibit 10.18

PetroChina Oil and Gas Company Limited Jilin Oil Field Branch Company

Song Yuan Yu Qiao Oil and Gas Development Company Limited

Qian112 Oilfield Cooperative Development Contract

This contract includes following parties:

Party A: PetroChina Oil and Gas Company Limited Jilin Oil Field Branch Company (hereafter referred to as PetroChina Subsidiary)

Party B: Song Yuan Yu Qiao Oil and Gas Development Company Limited (hereafter referred to as Contractor)

According as “Mining Resource Law of the People’s Republic of China”, “Contract Law of the People’s Republic of China” and “Oil Field Development and Management Regulations of PetroChina Oil and Gas Company Limited”, both parties agree that Qian112,Da34,Gu31 oil field is going to be cooperatively developed by both parties effective May 28, 2003. And in line with the mutually beneficial principle, the related matters concerned achieve the following contract provisions:

Article 1: Contract Tenet

1.1 The Contract tenet is to develop and produce the proven oil and gas reserve in the Contract Area and to achieve the certain economic benefit.

1.2 The Contractor is responsible for all test fees, and the Contractor is also responsible for all investment costs which will occur during the development period.

1.3 Since the date of commercial development and production of oil, the produced crude oil shall be distributed follows the scheme which the article10 states.

1.4 The Contract does not authorize any rights to the Contractor that could exceed the scope of the contract.

Article 2: Definitions

2.1 PetroChina Oil and Gas Company Limited (hereafter referred to as PetroChina)

2.2 PetroChina Oil and Gas Company Limited Jilin Oil Field Branch Company (hereafter referred to as PetroChina Subsidiary)

2.3 Song Yuan Yu Qiao Oil and Gas Development Company Limited (hereafter referred to as Contractor).

2.4 “Contract Area” means Qian112,Da34,Gu31oil fields

2.5 “Exploitation” means the activities of oil and gas production and development, in certain situations also means reconnoitring.

2.6 “Test” means the locale test before making the development plan which could help exploiting oil and gas effectively.

2.7 “Joint Management Committee” (hereafter referred to as Committee) means the committee formed in

Exhibit 10.18

the joint effects of both parties to ensure the contract is effectively implemented and the work is able to proceed normally.

2.8 “Operator” means the entity which is assigned by the PetroChina and responsible for the actual oilfield development and oil production in the Contract Area.

2.9 “Related Company” means a company which holds more than 30% share of PetroChina Subsidiary or the Contractor.

Article 3: Contract Area

3.1 As of the date of the contract, the contract area is Qian112,Da34,Gu31 oilfields, and the proportion of the area is 20.7 sq. km,9.3 sq. km ,7.2 sq. km in respective.

3.2 The test area is the same area as the contract area.

3.3 Any unknown and (or) newly discovered oil reserve in the contract area belongs to PetroChina. If the Contractor wants to develop these unknown or newly discovered reserves, Contractor must obtain the prior approval of PetroChina, and enter into a new or complementary contract.

3.4 The Contractor does not have any right to develop or use any resources in the contract area except oil and gas resources.

Article 4: Contract Term

4.1 There are three periods in the Contract: the initial test period, development period and commercial production period.

4.1.1 The initial test period is the first contract year from the date the contract is approved. During this period, the Contractor must drill at least one well, and invest at least two million RMB.

4.1.2 The development period is the period of no more than 24 months after the initial test period.

4.1.3 The commercial production period begins at the end of the development period until the date the contract expires.

4.2 The contract term is 20 continuous years from the date the contract is signed.

4.3 Suspending production during the contract period

If the production needs to be suspended during commercial production period, it must be approved by the Committee. If the production is suspended by Contractor, then PetroChina Subsidiary can only keep the contract open for the Contractor for no more than one year time and cannot beyond the date of the contract termination.

4.4 Abandoning production during the contract period

During the contract period, any party can abandon production in contract area, however, the other party must be informed in writing, and the other party should reply in writing within 90 days after receipt of such notice. If the other party agrees to abandon production in the contract area, upon approval by PetroChina, production may be abandoned in follow of the procedure which is agreed by both parties. And from the date of abandon execution, all the production activities in the contract area shall be ceased.

 4.5 The decision to abandon production during the contract period belongs to PetroChina. If PetroChina decides not to abandon production in the contract area, however, and the Contractor still wants to abandon

Exhibit 10.18

production, then upon receipt by Contractor of written notice from PetroChina informing Contractor that PetroChina does not wish to abandon production, all of Contractor’s rights under the contract terminate, and the Contractor will be liable for any obligations incurred by Contractor up to the termination of its rights hereunder and Contractor cannot transfer any liabilities incurred by Contractor during the contract period in the contract area to PetroChina Subsidiary.

Article 5: Proportion of the Contract Area

5.1 Proportion of cooperative area is regulated particularly, it cannot exceed, and any excess portion should be quashed.

5.2 If there is any quashed proportion, the Contractor should write a particular report for that to PetroChina Subsidiary.

Article 6: Management Committee

6.1 In order to ensure the operation proceeds normally, in ten days from the date of the contract, both parties shall establish a joint management committee together.

6.2 PetroChina Subsidiary and the Contractor should each appoint 3 representatives respectively to form the Committee. Each party shall appoint one of three representatives as the chief delegate. Either party may upon written notice to the other party change representatives, or appoint another representative as chief delegate. The appointed representatives have the rights to express opinions on all proposals at the meetings of the Committee. While making the decision as to any proposal, the chief delegate of each party shall be the spokesman for their own party. The Committee shall hold a meeting once every six months.

The chief delegate who is appointed by the Contractor will serve as the Committee’s president. The chief delegate who is appointed by PetroChina Subsidiary will serve as the Committee’s vice-president. The meetings of the Committee shall be presided over by the president. Both parties can appoint any number of advisors without voting rights to attend the Committee meetings.

6.3 The duties of the Committee are:

6.3.1 Prepare the oil and gas exploration plan in the contract area and organize the implementation of the plan.

6.3.2 Determine the operation policy and investment plan of the contract area.

6.3.3 Inspect and approve the annual financial budget scheme and final account results.

6.3.4 Make the management regulations of the contract area; supervise the operator’s production and operation activities.

Article 7: Operator

7.1. The operating crews in the Contract Area shall be provided by PetroChina Subsidiary. The Contractor can assign three personnel to take part in the daily operation;

7.2. The Operator shall use and apply advanced technology and management expertise to reasonably, economically and effectively implement oil exploration operations;

Exhibit 10.18

7.3. Within the oil and gas exploration plan and investment budget made by Committee, the Operator shall make specific plan of oil and gas exploration.

7.4 As authorized by the Committee, the Operator shall take charge of installing equipments, purchasing equipments and raw materials, and signing relevant service contracts in regard of the operation.

7.5 The Operator shall accurately and completely record all costs of the operation and maintain all financial records.

7.6 The Operator shall report periodically to the Committee about the operation.

7.7 During the operation period, the Operator shall be liable for any loss caused by the inappropriate activities of the operator or its employees.

7.8 During the operation period, the Operator shall obey related national regulations in health, safety, and environmental protection. Any problems arising as a result of operator’s activities shall be handled by the operator and then determine the liability and process according to certain rules and regulations.

7.9 The Operator shall report all recorded data to the PetroChina Subsidiary under the regulations and rules of PetroChina.

Article 8: Making General Exploration Plan

8.1 Prior to the exploration, the Committee will assign qualified entities to make the general exploration plan and report to the PetroChina Subsidiary for review and approval. The Contractor is responsible for paying the costs of these qualifies entities.

8.2 During the implementation of the general exploration plan in the contract area, the entities are allowed to change the plan base on the newly changed situations. However, such activities cannot be implemented until acquire the approval from the PetroChina Subsidiary.

Article 9: Fund Raising

9.1 The Contractor shall provide the needed capital base on the annual general oil exploration plan and financial budget which are reviewed and approved by the Committee.

9.2 The Contractor is solo responsible to the initial test costs.

9.3 The Contractor is fully responsible to the investment of exploration in the contract area and the costs of maintaining the normal operation (include operation costs, management costs and other relevant costs).

9.4 In Article 10.3, regarding the costs of oil transportation and distribution, the Contractor is only responsible for any costs before the oil reaches PetroChina Subsidiary’s oil storage facility; PetroChina Subsidiary is responsible for the rest costs.

9.5 In order to effectuate the contract, the PetroChina Subsidiary agrees that the Contractor can use the rights and interests associated with the product in the contract (except the oilfield, company properties and wells and other equipments) as pledge to borrow money. However, the Contractor must notify the PetroChina Subsidiary in advance and cannot enter into any forms of borrowing contract until get approval in writing. And in addition, the rights and interests of the PetroChina Subsidiary cannot be harmed.

9.6 If the Contractor chooses not to explore the oil field after initial test, the investment will be deemed as a loss. The PetroChina Subsidiary is not responsible for the loss.

Exhibit 10.18

Article 10: Crude Oil Sales and Royalties

10.1 The Operator shall follow and execute strictly to the general annual oil exploration plan which is approved by the Committee.

10.2 All the crude oil extracted from the Contract Area must be sold solely by the PetroChina Subsidiary. No other forms of sales are allowed.

10.3 All the produced crude oil during the commercial production period of the Contract shall be divided by the PetroChina Subsidiary and the Contractor, the scheme is as follow:

Contract period	PetroChina Subsidiary	Contractor

First 10 years (from Jan 3rd, 2002)	20%	80%
Remaining 10 years (from 2012)	40%	60%

10.4 The PetroChina Subsidiary and the Contractor shall follow this scheme in article10.3 strictly in the product sharing.

10.5 The sharing of crude oil will be settled in the format of value added tax receipts every month.

10.6 The PetroChina Subsidiary shall make the payment for crude oil to the Contractor within 30 days after the settlement is made.

Article 11: Oil Reserve Ownership

11.1 The original oil reserve ownership in the Contract Area will not be changed; such ownership is still belonging to the PetroChina.

11.2 Any new explored oil reserves shall be reported to China government by the PetroChina Subsidiary.

11.3 PetroChina is responsible to all the costs relate to oil reserve ownership.

Article 12: Ownership of Assets and Data

12.1 The PetroChina Subsidiary is consigned by PetroChina to manage the reserves in the Contract Area.

12.2 All the production properties of PetroChina Subsidiary that have been purchased, installed and built according to the working scheme and budget before the cooperation in the contract area belong to PetroChina Subsidiary. During the contract period, all the assets that including wells and drilling equipments in the contract area which are purchased, installed or manufactured in accordance with this contract (include oil drilling machines, shafts, pumps, pipelines, roads, electricity transmitters, land, accommodations, measurement rooms), will belong to PetroChina Subsidiary after the contract is expired.

Exhibit 10.18

12.3 All of the data, records, samples, receipts, and other original data which are obtained during the oil production processes, will belong to the PetroChina Subsidiary.

Article 13: The Natural Gas

13.1 All the natural gas which is produced within the contract area can be used for production or production improvement purchases.

13.2 After the natural gas is used for production directly, any excess natural gas which has made the commercial value shall be divided in accordance with the oil distribution proportion set forth in Article10.3 above.

13.3 If any excess natural gas does not have any commercial value, the Operators may dispose of the gas in accordance with the relevant regulation of environmental protection regulations and shall not damage the normal oil production. Such disposal fees can be included in the operation overheads.

Article 14: The Expenses of Accounting, Auditing and Employment

14.1 Accounting

In order to accurately reflect the experimental fees, development investment, production operational fees and crude oil and natural gas production, distribution amount and value which are incurred during the oil production, the Committee authorizes the Operator to accounting and auditing, preserving and organizing the company accounting memos. Also the operator is obligated to provide the detailed accounting worksheets and written reports to the Committee and other relevant organizations in accordance with the inter-accounting regulations of PetroChina.

14.2 Auditing

After every calendar year, any party to this contract shall have the rights to audit the operator’s accounting records and notify the Operator of the auditing results. During the year, if a party has some special requirements, the party can also audit the Operator’s accounting records. In addition, auditors shall also have the right to check the accounting historical documents and other files, and also inspect the site and facilities if necessary.

14.3 Employment

For all the employees of joint management board and oil production departments, the salaries standard and other subsidizes standard of such personals shall be decided by the Committee, and paid by the contactor.

Article 15: Property Insurance

15.1 Since the effective date of the Contract, the Operator shall make the insurance plan to the operation and production equipments, facilities, vehicles and other relevant objectives. And the Operator cannot enter into any insurance agreements until the insurance plan is approved by the Committee.

Exhibit 10.18

15.2 The occurred insurance fees during the test period shall be included in experimental fees and the fees during the development and commercial operation periods shall be included in the operational overheads.

Article 16: Confidentiality and Non-Disclosure

16.1 The Contract and other technological files, materials, data and reports which are relevant to the oil production shall be kept confidential. The scope and length of period of the confidentiality period shall follow China’s relevant laws and also the regulations of PetroChina and be decided by the PetroChina Subsidiary.

16.2 During the Confidentiality period, without the agreement of other party, the documents which are included in the scope of confidentiality are non-disclosure to any third parties or companies who have no relation to the contract.

16.3 After the termination of the contract, the Committee shall decide the revealing scope and relevant rules.

Article 17: Transfer Possession

17.1 The Contractor can transfer part or all of the possession and (or) liability within the Contract to other party. However, such activity shall be reported in writing to the PetroChina, and only can be conducted after being approved and have no damaging effects to the normal oil production. The Contractor shall guarantee in writing to the PetroChina Subsidiary and state the transferred duty can still be fulfilled.

17.2 The PetroChina Subsidiary can authorize and consign the relevant companies to fulfill the contract, however the PetroChina Subsidiary still be responsible to the contract.

17.3 After being approved by PetroChina, the PetroChina Subsidiary can transfer part or all of the possession and (or) liability within the contract to third party which is controlled by PetroChina. The PetroChina Subsidiary shall guarantee the transferred duty can still be fulfilled and also have no damaging effects to the oil production as well.

Article 18: Healthy, Safety and Environmental Protection

18.1 During the operation, the Operator shall strictly follow Chinese laws, regulations, rules and standards of healthy, safety and environmental protection, and also execute the company’s relevant rules. Fulfill the environmental protection and oil production safety within the Contract Area. All the economic compensation, damage and loss which are incurred by force majeure shall be accounted into accounting memos.

18.2 The Operator shall establish the rules of safety, healthy and environmental protection before conducting the oil production.

18.3 When the PetroChina Subsidiary and other relevant departments assign the personals to inspect the safety, healthy and environmental protection conditions, the Operator shall cooperate and provide the necessary facilities and help.

Exhibit 10.18

Article 19: Force Majeure

19.1 When all of the following situations occur, and as a result thereof, any party to the contract fails or delays to fulfill its duty, it shall not be treated as breach of contract:

Due to the unpredictable and (or) uncontrollable matters or dependent events occur to this party, which prevent or hinder such party from fulfilling or delay the party from fulfilling any obligations of the Contract:

The above-mentioned incidents are the immediate cause that prevents or hinders from or delays the party from fulfilling any obligations of the Contract. In case of happening such above-mentioned incidents the party shall adopt all rational behavior in order to dispel any reasons that prevent or hinder from or delay the party from fulfilling any obligations of the Contract. And the party shall continue fulfilling the obligations to the Contract within the possible range.

19.2 The party which suffers force majeure shall notify the other party of any incidents and results of the force majeure immediately.

19.3 In the event of the force majeure incidents happens, both parties shall negotiate immediately for seeking the appropriate solution, and also take all kind of efforts to minimize the effects of the force majeure.

19.4 in the event of part or all of oil development operation ceases due to the effects of the force majeure, the term of the Contract shall be extended. And the Operator shall report to the Committee about the effects of the force majeure to the oil production in 15 days before the end of each calendar year.

19.5 The article19 is not obligatory to any breaches of the Contract caused by the payment manners.

Article: 20 Negotiations and Arbitration

20.1 In the event of a dispute between parties during the implementation or explanation of the Contract, both parties shall resolve to use good faith negotiations to settle any outstanding issues. The supplementary contract after the negotiations has equal legal effects to the Contract.

20.2 However, in the event good faith negotiations do not succeed, after 30 days of the dispute either party has the right to request the binding arbitration or lawsuit in the local court of the Contract Area.

20.3 The obligations regarding negotiations and arbitration under the Article20 shall survive any termination of the Contract.

Article 21: Effective Date , Change and Termination of the contract

21.1 The Contract will become effective after being signed and stamped by both parties and approved by the PetroChina. The date of approval is the effective date of contract.

21.2 During the execution of the Contract, if both parties agree to revise or supplement any part of the Contract, the authorized representatives of both parties shall sign the written agreement. If such revision or supplement constitutes a major alteration, the written agreement must also be approved by the PetroChina. As inalienable component, the revised or supplement agreement is regarded as a part of the Contract.

Exhibit 10.18

21.3 Upon any of the following events, the Contract may be terminated:

21.3.1 If after the effective date of the Contract, the Contractor does not comply with its obligations under Article4 of the Contract, the PetroChina Subsidiary has the right to terminate the Contract.

21.3.2 During the execution of the Contract, due to the factors of geological condition that the Contractor is unable to make any explorations and development, the Contract may be terminated.

21.3.3 During the execution of the Contract, due to the force majeure that the Operator cannot continue the operation especially after the necessary actions have been implemented, the Contract can be terminated.

21.3.4 The Contract will be terminated on the last day of the last year of the Contract term, unless the contract has specified separately.

21.4 In the event of a material breach of the Contract by one party, the other party shall have the right to request the necessary correction in a reasonable time period. If the party fails to correct such breach in the given time period, the other party has the right to terminate the Contract after the 90 days of the written notice has been given.

21.5 In the event of the termination of the Contract, both partiers shall establish a liquidation group in charge of liquidating the properties in accordance with the law. All assets in the Contract Area shall belong to the PetroChina Subsidiary in accordance with the article12 above. The crude oil that is held in storage shall be shared by both parties in accordance with the article10 above.

Article 22: Administrative Agency and Relevant Policies

22.1 The PetroChina Exploration and Producing Branch Company is authorized and assigned by the PetroChina to perform as the administrative agency to the Contract and Operation.

22.2 The Contractor agrees to comply with the relevant rules and regulations of “PetroChina Domestic Cooperative Exploitation of Oil and Gas Resource Management Method” which is printed and distributed by the PetroChina.

22.3 The Contractor shall pay RMB 50,000 to the PetroChina Subsidiary annually for the assistance fee. The first assistance fee shall be paid within six months after the Contract takes effect. Thereafter, the Contractor shall pay the assistance fee to the PetroChina Subsidiary in the first month of each contract year.

22.4 After the Contract takes effect, any contracts (agreements) which were signed in the past is abrogated immediately.

22.5 Any unaccomplished issues of the Contract shall be resolved through negotiations by both parties; the supplementary agreement and the Contract shall have the equal legal effect.

PetroChina Oil and Gas Company Limited Jilin Oil Field Branch Company (Seal)

Representative

Song Yuan Yu Qiao Oil and Gas Development Company Limited (Seal)

Representative